EXHIBIT 99(a)


                                   XL CAPITAL
                                 XL Capital Ltd
                                    XL House
                               One Bermudiana Road
                                P. O. Box HM 2245
                                 Hamilton HM JX
                                     Bermuda

                              Phone: (441) 294-7104
                               Fax: (441) 292-5280
                               Email: garton@xl.bm

NEWS RELEASE



Contact:      Gavin R. Arton                               Roger R. Scotton
              Investor Relations                           Media Contact
              (441) 294-7104                               (441) 294-7165



XL Capital Ltd Completes $500 Million Capital Markets Transaction

HAMILTON, Bermuda (July 14, 2003)- XL Capital Ltd (NYSE: XL) ("XL") announced today that it has entered into a capital markets transaction to increase its capital resources and capacity to provide reinsurance financial statement credit to its U.S. property and casualty insurance operations. Through the transaction, XL obtained an unconditional right to put up to $500 million of its preference ordinary shares to a high quality asset-backed trust for a period of up to 30 years. The securities issued by the trust were rated "A-" by Standard and Poor's Ratings Group and "A3" by Moody's Investor Services, Inc. The transaction was privately placed.


XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. More information about XL Capital Ltd is available at www.xlcapital.com.


The securities offered by the trust and the preference ordinary shares that may be issued by XL have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities issued by the trust or XL's preference ordinary shares, nor will there be any sale of such securities or any other securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.


This press release contains forward-looking statements which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of other important factors that could cause actual results to differ materially from those in such forwarding-looking statements is set forth in XL's most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL's other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forwarding-looking statement, whether as a result of new information, future developments or otherwise.